Exhibit 10.13
FOURTH AMENDMENT TO THE
PAYLESS SHOESOURCE, INC. 401(k) PROFIT SHARING PLAN
          WHEREAS, Payless ShoeSource, Inc. (“Company”) previously adopted the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan (“Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 18.01 thereof; and
          WHEREAS, effective February 26, 2009, the Company desires to amend the Plan to reflect a new Company Matching Contribution formula;
          NOW, THEREFORE, effective February 26, 2009, the Plan is amended as follows:
1. Replace Section 3.02 with the following language
3.02	Amount of Company Matching Contribution. The Company shall, in its discretion, contribute to the Trust, as of the end of each Plan Year, a total combined amount as to this Plan and the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates (“Puerto Rico Plan”) equal to up to 2 1/2% or more of its Net Profits, until determined otherwise by the Board of Directors, in the form of a Company Matching Contribution. Such Company Matching Contributions may be made by an Employer, rather than by the Company, as to that Employer’s participating Associates. The total amount of such contribution shall be allocated in proportion to the amount that each Member’s Contributions under Sections 4.01(a) and 4.01(b) for such Plan Year, up to a total of 5% of such Member’s Pay, bears to the total amount of all Member Contributions up to 5% of such Members’ Pay. Such Company Matching Contribution shall be determined and paid to the Trustee as soon as practicable after the close of each Fiscal Year. Notwithstanding the above, prior to January 1, 2009, the amount of any “employer matching contribution” the Company or an Employer determines to contribute for Plan Year 2008 for any Member who was employed by Collective Licensing International LLC as of December 31, 2008, may be contributed to the Trust as of January 1, 2009 or as soon as practicable after the close of the Company’s Fiscal Year. For this purpose, the term “employer matching contribution” shall have such meaning as set forth in the Collective Licensing International LLC 401(k) Plan (“CLI Plan”) in effect on December 31, 2008. Eligibility for such “employer matching contribution” shall be determined based upon the rules in effect under the CLI Plan on December 31, 2008. Notwithstanding any of the above, for Plan Year 2009, and pursuant to Section 3.03 below, any Member whose employment terminates between January 1st and February 25th during the 2009 Plan Year by reason of Retirement, death or Disability, shall be entitled to a minimum guaranteed Company Matching Contribution of $.25 per $1.00 of Member Contributions up to 5% of Pay in accordance with the Plan terms then in effect.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized individual this 26th day of February, 2009.

PAYLESS SHOESOURCE, INC.

By:	/s/ Betty Click

Name:	Betty Click

Title:	Senior Vice President—Human Resources

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